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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3, No. 333-38528) and related prospectus of CV Therapeutics, Inc. for the registration of $196,250,000 of 4 3/4% convertible subordinated notes due March 7, 2000 and 3,074,091 shares of common stock issuable upon conversion of the notes and to the incorporation by reference therein of our report dated March 2, 2000, with respect to the consolidated financial statements of CV Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                      /s/ ERNST & YOUNG LLP

Palo Alto, California
June 28, 2000